Exhibit 10.1

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (“Amendment No. 2”), dated as of December 29, 2008, is made between ASSET ACCEPTANCE, LLC, a Delaware limited liability company (the “Company”), a wholly owned subsidiary of Asset Acceptance Capital Corp., a Delaware corporation (“AACC”) and RION B. NEEDS (the “Executive”).

Recitals

1. Prior to the date hereof, the parties hereto entered into that certain Employment Agreement, entered into as of July 20, 2007, as amended October 18, 2007 (the “Employment Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Employment Agreement.

2. The parties hereto desire to further amend the Employment Agreement in the manner set forth below.

Agreement

NOW THEREFORE, in consideration of these premises and subject to the terms and conditions contained herein and for other consideration provided herein, the parties agree as follows:

A. TERMINATION. The last paragraph in Section 6(a) is hereby amended and restated to read as follows:

After the effective date of termination for Cause under this Section 6(a), the Company shall not be obligated to make any further payments to the Executive under this Agreement, except for amounts due the Executive hereunder as of such effective date (which shall be paid by the end of the next payroll period following the date of termination), or amounts or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Company.

B. TERMINATION. The last sentence in Section 6(b) is hereby amended and restated to read as follows:

After the effective date of termination under this Section 6(b), the Company shall not be obligated to make any further payments under this Agreement, except for amounts due the Executive hereunder as of such effective date (which shall be paid by the end of the next payroll period following the date of termination), or for amounts or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Company.

C. TERMINATION. Clause (i) in Section 6(c) is hereby amended and restated to read as follows:

(i) all amounts due the Executive hereunder as of such effective date (which shall be paid by the end of the next payroll period following the date of termination), plus any amounts or benefits to which the Executive may be entitled under the terms of any employee benefit plans of the Company, as in effect on the effective date of such termination, which shall be paid in accordance with the terms of such plans, and

D. TERMINATION. The second and third paragraphs of Section 6(d) are hereby amended and restated to read as follows:

“Substantial Breach” shall mean any material breach by the Company of its obligations under this Agreement, including without limitation: (i) the assignment of the Executive to a position or duties materially diminished from those normally assigned to a Chief Operating Officer of a business enterprise comparable to the Company and AACC; (ii) a material reduction in the Executive’s Regular Base Salary; (iii) a change in the location where the Executive is required to perform his duties for the Company, AACC and their subsidiaries and affiliates, which is outside a 50 mile radius of Detroit, Michigan; provided that the term “Substantial Breach” shall not include (x) an immaterial breach by the Company of any provisions of this Agreement or (y) a termination for Cause under Section 6(a).

The Executive must notify the Company in writing of the Executive’s intention to invoke termination for “Substantial Breach” within 90 days after the initial existence of such event and provide the Company with 30 days for cure, or such event shall not constitute a “Substantial Breach” under this Agreement. Additionally, the Executive must terminate employment within one year following the existence of one or more of the events listed above for the termination to be considered a “Substantial Breach.” The date of resignation under this Section 6(d) shall be 31 days after the Company’s receipt of written notice of the Executive’s resignation, provided that the Substantial Breach specified in such notice shall not have been corrected by the Company during the preceding 30-day period. The effective date of the Executive’s resignation under this Section 6(d) shall be referred to as the “Section 6(d) Termination Date.”

E. CONFIDENTIALITY AND NON COMPETITION. Section 7(a)(i) is hereby amended by replacing the semi-colon after (a “Competitive Activity”) with a period, and deleting the remainder of the paragraph.

F. CONFIDENTIALITY AND NON COMPETITION. Section 7(c) is hereby amended by replacing the semi-colon after “during the Restricted Period” in clause (iv) with a period, and deleting the remainder of the paragraph.

G. TERMINATION BENEFITS. Paragraphs (a) and (b) in Section 9 are hereby amended and restated in their entirety and paragraph (c) is added to Section 9 to read as follows:

(a)(1) The Executive shall be paid his Regular Base Salary periodically, according to the Company’s payroll policy at the rate in effect on the Section 6(d) Termination Date for a period of twelve (12) months following the Section 6(d) Termination Date; provided that, if the Executive is a “specified employee” within the meaning of Code Section 409A on the Section 6(d) Termination Date, the sum of such amount that is paid within the first six months following the Section 6(d) Termination Date shall not exceed two times the lesser of:

(A) the maximum dollar amount that may be taken into account under a tax-qualified retirement plan pursuant to Code Section 401(a)(17) for the year in which the Executive was terminated (for example, during 2008: $230,000 x 2 = $460,000); or

(B) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the Executive’s taxable year prior to the taxable year in which the termination occurs (adjusted for any increase during that year which was expected to continue indefinitely if the Executive had not terminated employment).

The payments under this Section 9(a)(1) that are made during the first six months following the Executive’s 6(d) Termination Date are intended to constitute a “separation pay plan due to involuntary separation from service” under Treasury Regulation Section 1.409A-1(b)(9)(iii). In the event that the Executive’s severance pay is limited by application of (a)(1) of this Section, the Company shall make any additional true-up payments in accordance with Section 19(b) of this Agreement. Unless delayed under (a)(1) of this Section, any Regular Base Salary amounts under Section 9 shall be paid no later than the end of the calendar year to which such salary amounts relate (determined by dividing the Executive’s annual Regular Base Salary by 12) and allocating such salary to each month following the Executive’s Section 6(d) Termination Date.

(2) The Executive shall be paid the pro rata portion of both his Bonus and Purchased Receivables Bonus, if any, for the fiscal year of his Section 6(d) Termination Date, calculated and paid in accordance with Sections 3(b) and 3(c) hereof, no later than 2- 1/2 months after the end of the fiscal year to which such Bonus and Purchased Receivables Bonus relate (or such later time as is allowed in accordance with Treasury Regulation 1.409A-3(d) to preserve the exemption from Code Section 409A).

(b) The Company shall pay the costs necessary to continue the Executive’s participation (and dependent participation, if applicable) in any life and disability insurance provided to the Executive by the Company immediately prior to the Section 6(d) Termination Date for a period of 18 months after the Section 6(d) Termination Date; provided, however that if such benefits are not exempt from Code Section 409A, the Company shall reimburse the Executive for the cost of the insurance for the first six months following the Section 6(d) Termination Date, with such aggregate reimbursement payment occurring within 14 calendar days following the completion of six months after the Section 6(d) Termination Date, in accordance with Section 19 hereof. The Company also shall reimburse the Executive for his COBRA costs (to the extent applicable) for a period of up to 18 months following the Section 6(d) Termination Date (including dependent coverage) in any group health and dental benefit plans provided by the Company, in effect immediately prior to the Section 6(d) Termination Date. Following the Section 6(d) Termination Date, the Company shall not be obligated to (i) provide business accident insurance covering the Executive, or (ii) make contributions on behalf of the Executive to any tax-qualified retirement and pension plans or profit sharing plans for compensation paid after the Section 6(d) Termination Date.

(c) Any benefits due to the Executive under the terms of any employee benefit plans or programs, or of any stock ownership programs then maintained by the Company and its affiliates in which the Executive participates shall be paid in accordance with the terms of those plans or arrangements.

H. NOTICES. Section 18 is hereby amended with regard to notices to the Company to read as follows:

In the case of the Company:

Asset Acceptance LLC

28405 Van Dyke Avenue

Warren, Michigan 48093

Attention: Edwin L. Herbert, Vice President and General Counsel

Facsimile No.: 586-446-1783

I. TAXES. Section 19 is hereby amended and restated to read as follows:

(a) The benefits provided hereunder are intended to be exempt from, or comply with, Code Section 409A. Notwithstanding the foregoing, except as otherwise specifically provided in this Agreement, the Executive is solely responsible for the satisfaction of any taxes that may arise pursuant to this Agreement (including taxes arising under Code Section 409A regarding deferred compensation, and Code Section 4999 regarding golden parachute excise taxes). The Company shall have no obligation whatsoever to pay such taxes or to otherwise indemnify or hold the Executive harmless from any or all of such taxes.

(b) If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts shall not commence until the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of the Executive’s separation from service, the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), any benefit to which Code Section 409A additional taxes could be assessed on account of his separation from service (including any amounts payable pursuant to the preceding sentence) shall not be paid until after the completion of the sixth calendar month following the Executive’s separation from service (the “409A Suspension Period”) to the extent such delay may be reasonably expected to avoid Section 409A additional taxes. Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a lump sum payment in cash equal to any payments delayed due to the preceding sentence. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay. The Company shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of this Agreement.

(c ) Notwithstanding any other provision of this Agreement, the parties hereto agree to take all actions (including adopting amendments to this Agreement) as are required to comply with or to minimize any potential interest charges and/or additional taxes as may be imposed under Internal Revenue Code Section 409A with respect to any payment or benefit due to the Executive under this Agreement (including a delay in payment until six months after the date of termination of the Executive’s employment hereunder, in the event Executive is a “specified employee” within the meaning of Code Section 409A).

J. MISCELLANEOUS

(1) Effective Date. This Amendment No. 2 shall be effective as of the date first set forth above.

(2) Continuation of Employment Agreement. Except as expressly modified or amended hereby, all of the terms and conditions of the Employment Agreement shall continue and remain in full force and effect.

(3) Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be treated as an original but all of which, collectively, shall constitute a single instrument.

(4) Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

(5) Cooperation. In case at any time after the date hereof any further action is necessary to carry out the purposes of this Amendment No. 2, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as the other party or parties reasonably may request, all at the sole cost and expense of the requesting party or parties.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 as of the day and year first above written.

ASSET ACCEPTANCE, LLC

By:	/s/ Mark A. Redman
Mark A. Redman
Senior Vice President and Chief Financial Officer

/s/ Rion B. Needs
RION B. NEEDS